Exhibit 4.1
Standard & Poor’s
A Division of the McGraw-Hill Companies

55 Water Street, 45th Floor	Frank A. Ciccotto, Jr.
New York, New York 10041	Managing Director
Tel 212-438-4417	E-Business Services
Fax 212-438-7748
frank ciccotto@standardandpoors.com

July 30, 2002

Salomon Smith Barney Inc.
388 Greenwich Street
New York, N.Y. 10013

JPMorgan Chase Bank
4 Chase MetroTech Center
3rd Floor
Brooklyn, N.Y. 11245

Re:	Tax Exempt Securities Trust, Intermediate Term Trust 50, National Trust 315 and New York Trust 211

Gentlemen:

We have examined Registration Statement File Nos. 333-90486, 333-91824 and 333-91844 for the above-mentioned trusts. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trusts. We hereby consent to the use in the Registration Statement of the reference to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolios are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

/S/ FRANK A. CICCOTTO
FRANK A. CICCOTTO Vice President